Exhibit 23.8

[RYDER SCOTT COMPANY, L.P. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Amendment No. 1 to the Registration Statement on Form S-4 of Whiting Petroleum Corporation and the related proxy statement/prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and proxy statement/prospectus of information contained in our report setting forth the estimates of revenues from Equity Oil Company’s oil and gas reserves as of December 31, 2003.

Very truly yours,

/s/ RYDER SCOTT COMPANY, L.P.

Ryder Scott Company, L.P.

April 27, 2004